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EXHIBIT 21.  List of subsidiaries and partnerships of the Registrant.


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
     SUBSIDIARY                STATE OR COUNTRY OF INCORPORATION ORGANIZATION
     ----------                ----------------------------------------------
                        100% Owned Entities
CMH Manufacturing, Inc.                                Tennessee
CMH Homes, Inc.                                        Tennessee
Vanderbilt Mortgage & Finance, Inc.                    Tennessee
Clayton-Vanderbilt, Inc.                               Arizona
Vanderbilt Property and Casualty Insurance Co., LTD    British Virgin Islands
CMH Insurance Agency, Inc.                             Tennessee
CABS, Inc. (2)                                         Tennessee
CMH Parks, Inc.                                        Tennessee
JH Properties, Inc. (1)                                Texas
CMH Capital, Inc.                                      Delaware
Vanderbilt SPC, Inc. (2)                               Delaware


                        50% to 99% Owned Entities

Blevins Mobile Homes, Inc.                             Tennessee
Clayton's - Tullahoma, Inc.                            Tennessee
Vanderbilt Life and Casualty Insurance Co., LTD        British Virgin Islands
Community Sales, Inc. (1)                              Colorado

(1) Owned 100% by CMH Parks, Inc.
(2) Owned 100% by Vanderbilt Mortgage & Finance, Inc.

      PARTNERSHIP
      -----------
                        50% to 99% Owned Entities
Blevins Partnership                                    Tennessee
Clayton-Cambridge, J/V                                 Tennessee
Redwood Partners Limited                               Colorado
Pine Lake West Associates Limited Partnership          Georgia
Clayton Heritage, J/V                                  Tennessee
Southgate Mobile Home Park                             Tennessee

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